December 16, 2016

Investment Managers Series Trust II
235 West Galena Street
Milwaukee, Wisconsin 53212

Advisors Series Trust
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization (the "Agreement"), dated as of December 16, 2016, among Investment Managers Series Trust II, a Delaware statutory trust (the "Acquiring Trust"), on behalf of its Vivaldi Multi-Strategy Fund series (the "Acquiring Fund"), and Advisors Series Trust, a Delaware statutory trust (the "Acquired Trust"), on behalf of its Vivaldi Orinda Macro Opportunities Fund series (the "Acquired Fund"). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates (1) the transfer of  the Acquired Assets by the Acquired Fund to the Acquiring Fund in exchange for (a) the issuance by the Acquiring Fund to the Acquired Fund of the number of full and fractional Acquiring Fund Shares of each class corresponding to a class of Acquired Fund Shares determined by dividing the NAV of the Acquired Fund attributable to that class of Acquired Fund Shares (as determined in accordance with paragraph 2.1 of the Agreement) by the NAV of one share of the corresponding class of Acquiring Fund Shares (as determined in accordance with paragraph 2.1 of the Agreement), and (b) the assumption by the Acquiring Trust, on behalf of the Acquiring Fund, of the Assumed Liabilities, and (2) the distribution to the Acquired Fund Shareholders, on a pro rata basis within each share class, of the Acquiring Fund Shares of the corresponding class received by the Acquired Fund in complete liquidation of the Acquired Fund (collectively, the "Transaction").

Morgan, Lewis & Bockius llp

One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Investment Managers Series Trust II
Advisors Series Trust
December 16, 2016
Page Two

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Proxy Statement and Prospectus, dated October 31, 2016, for the Reorganization of the Acquired Fund into the Acquiring Fund and other materials prepared in connection with the Transaction (collectively, the "Transaction Documents"). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Trust, on behalf of the Acquired Fund, each dated as of the date hereof (the "Certifi cates"). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any  such representations made "to the best knowledge of," "to the knowledge of," "in the belief of,"  or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.
The Transaction will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each of the Acquired Fund and the Acquiring Fund will  be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

Investment Managers Series Trust II
Advisors Series Trust
December 16, 2016
Page Three

2.
No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Assets to the Acquiring Fund in the Transaction solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities, or upon the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders as part of the Transaction, except for (A) gain or loss that may be recognized on the transfer of "section 1256 contracts" as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an Acquired Asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.
The tax basis in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Transaction will be the same as the tax basis of such Acquired Asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer.

4.
The holding period in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Transaction, other than Acquired Assets with respect to which gain or loss is required to be recognized by reason of the Transaction, will include in each instance the period during which such Acquired Asset was held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Acquired Asset).

5.
No gain or loss will be recognized by the Acquiring Fund in the Transaction upon its receipt of the Acquired Assets solely in exchange for the Acquiring Fund Shares and the assumption of the Assumed Liabilities.

6.	No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares as part of the Transaction.

7.
The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Transaction will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

Investment Managers Series Trust II
Advisors Series Trust
December 16, 2016
Page Four

8.
Each Acquired Fund Shareholder's holding period for the Acquiring Fund Shares received in the Transaction will include the period for which such Acquired Fund Shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

9.	The taxable year of the Acquired Fund will not end as a result of the Transaction.

This opinion is furnished to the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Trust, on behalf of the Acquired Fund, in connection with the Transaction and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Acquired Fund and the Acquiring Fund, and they may rely on it in connection with the Transaction, it being understood that we are not establishing any attorney-client relationship with any such shareholder. This letter is not to be relied upon for the benefit of any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Transaction and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS  LLP
MORGAN, LEWIS & BOCKIUS  LLP